Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 4, 2016.

Pricing Supplement dated August , 2016 to the Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$n

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a

Basket of Three Exchange-Traded Funds due September 8, 2020

The Toronto-Dominion Bank (“TD” or “we”) is offering the Principal at Risk Securities (the “Securities”) linked to an unequally-weighted basket (the “Basket”) of three exchange-traded funds described below. The Basket will consist of the SPDR® S&P 500® ETF Trust (the “SPY”) (60%), the iShares® Russell 2000 ETF (the “IWM”) (20%) and the SPDR® S&P MIDCAP 400® ETF (the “MDY”) (20%) (each, a “Basket Component”).

The Securities provide a 150% leveraged positive return if the level of the Basket increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount. Investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level of more than 10% and may lose up to 90% of the Principal Amount. Any payments on the Securities are subject to our credit risk.

The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Securities will not be listed on any securities exchange.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Securities do not guarantee the return of the Principal Amount and investors may lose up to 90% of their investment in the Securities.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Securities in book-entry only form through the facilities of The Depository Trust Company on or about September 6, 2016, against payment in immediately available funds.

The estimated value of the Securities on the Pricing Date is expected to be between $937.20 and $962.40 per Security, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-10 and “Additional Information Regarding Our Estimated Value of the Securities” beginning on P-32, respectively. The estimated value is expected to be less than the public offering price of the Securities.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$40.00	$960.00
Total	$	$	$

1 Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $960.00 (96.00%) per Security.

2 The Agents may receive a commission of up to $40.00 (4.00%) per Security and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other securities dealers at the Principal Amount less a concession not in excess of $22.50 per Security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-32 of this pricing supplement.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-1

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Due September 8, 2020

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Security:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Term:	Approximately 4 years
Basket:	An unequally-weighted basket (the “Basket”) of three exchange-traded funds (each, a “Basket Component”) described below. For the avoidance of doubt, references to the term “Reference Asset” in the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 should be read to refer to a Basket Component where context so requires, including, without limitation, in the definitions of trading day, closing price and market disruption event and in the anti-dilution provisions under “General Terms of the Notes—Anti-Dilution Adjustments.”
Basket Components:
Basket Component	Bloomberg Ticker	Component Weight	Initial Component Price*
SPDR® S&P 500® ETF Trust	SPY	60%
iShares® Russell 2000 ETF	IWM	20%
SPDR® S&P MIDCAP 400® ETF	MDY	20%

* The Initial Component Price for each Basket Component will be its closing price on the Pricing Date.
CUSIP / ISIN:	89114QXE3 / US89114QXE33
Agents:	TDS and Wells Fargo Securities. The Agents may receive a commission of up to $40.00 and may resell the Securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $22.50 per Security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Security
Pricing Date:	August 31, 2016
Issue Date:	September 6, 2016
Valuation Date:	August 31, 2020, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.
Maturity Date:	September 8, 2020, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.
TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-2

Payment at Maturity:

If the Percentage Change is positive, then the investor will receive an amount per Security equal to the lesser of:

(i) Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

(ii) the Maximum Redemption Amount.

If the Percentage Change is less than or equal to 0% but greater than or equal to -10%, then the investor will receive only the Principal Amount.

If the Percentage Change is less than -10%, then the investor will receive less than the Principal Amount, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Level is less than Buffer Level, the investor will receive less, and possibly 90% less, than the Principal Amount at maturity.

Leverage Factor:	150%
Maximum Redemption Amount:	The Maximum Redemption Amount will be determined on the Pricing Date and will be within the range of 140% to 145% of the Principal Amount (or $1,400 to $1,450 per Security). As a result, the maximum return on the Securities will be 40% to 45% of the Principal Amount (assuming a public offering price of $1,000 per Security).
Buffer Percentage:	10%
Buffer Level:	90% of the Initial Level
Percentage Change:	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Initial Level:	The Initial Level will be set to 100 on the Pricing Date.
Final Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weight)].
Basket Component Return:	With respect to each Basket Component, (Final Component Price – Initial Component Price) / Initial Component Price, expressed as a percentage.
Initial Component Price:	The closing price of a Basket Component on the Pricing Date.
Final Component Price:

The closing price of a Basket Component on the Valuation Date.

If the originally scheduled Valuation Date is not a trading day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on that day, the Final Component Price for that Basket Component will be its closing price on the first trading day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each trading day to and including the tenth trading day following the originally scheduled Valuation Date, the Final Component Price for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a trading day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Component Price will be made on the originally scheduled Valuation Date, irrespective of the non-trading day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the accompanying product prospectus supplement. If the Valuation Date is postponed due to a market disruption event or non-trading day for any Basket Component, the Maturity Date will be postponed to the fifth Business Day after the final postponed Valuation Date.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-3

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing a Security, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, including possible treatment as a “constructive ownership transaction” subject to section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), and the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Securities.
Calculation Agent:	TD
Listing:	The Securities will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

The Pricing Date, the Issue Date, the Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Securities.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-4

Investor Considerations

We have designed the Securities for investors who:

▪	seek 150% exposure to the upside performance of the Basket if the Final Level is greater than the Initial Level, subject to the Maximum Redemption Amount of 140% to 145% (to be determined on the Pricing Date) of the Principal Amount, assuming a public offering price of $1,000 per Security;
▪	understand that if the Final Level is less than the Initial Level by more than the Buffer Percentage, they will receive less, and possibly 90% less, than the Principal Amount at maturity;
▪	understand the effect of the unequal weighting of the Basket Components on the Final Level;
▪	are willing to forgo interest payments on the Securities and dividends on securities held by the Basket Components;
▪	are willing to accept the risk of unequally weighted exposure to the large, medium and small capitalization segments of the U.S. equity market;
▪	are willing to accept the credit risk of TD to obtain exposure to the Basket generally and the Basket Components specifically; and
▪	are willing to hold the Securities until maturity.

The Securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪	are unwilling to accept the risk that the Final Level of the Basket may decrease by more than the Buffer Percentage from the Initial Level;
▪	seek uncapped exposure to the upside performance of the Basket;
▪	seek full return of the Principal Amount at maturity;
▪	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;
▪	seek current income;
▪	are unwilling to accept the risk of unequally weighted exposure to the large, medium and small capitalization segments of the U.S. equity market;
▪	seek exposure to the Basket Components but are unwilling to accept the risk/return trade-offs inherent in the Payment at Maturity for the Securities;
▪	are unwilling to accept the credit risk of TD to obtain exposure to the Basket generally or the Basket Components specifically; or
▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-5

Additional Terms of Your Securities

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Securities vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-6

Additional Risk Factors

The Securities involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Securities. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Securities and the suitability of the Securities in light of their particular circumstances.

Principal at Risk.

Investors in the Securities could lose a substantial portion of their Principal Amount if there is a decline in the level of the Basket by more than the Buffer Percentage. You will lose 1% of the Principal Amount of your Securities for each 1% that the Final Level is less than the Initial Level by more than the Buffer Percentage and you may lose up to 90% of your Principal Amount.

The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Potential Return on the Securities Will Be Limited by the Maximum Redemption Amount and May Be Less Than the Return on a Direct Investment In the Basket Components.

The opportunity to participate in the possible increases in the Percentage Change of the Basket through an investment in the Securities will be limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Percentage Change that, when multiplied by the Leverage Factor, exceeds the maximum return on the Securities (40% to 45% of the Principal Amount) regardless of how much the Basket has appreciated. Accordingly, your return on the Securities may be less than your return would be if you made an investment in a security directly linked to the performance of the Basket Components or invested in the Basket Components directly.

Changes in the Prices of the Basket Components May Offset Each Other.

Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Final Level and the Payment at Maturity, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the prices of the other Basket Components. In addition, because the Basket Components are not equally weighted, and because one of the Basket Components has a 60% weighting, increases in the lower weighted Basket Components may be offset by even small decreases in the more heavily weighted Basket Component.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.

Although the return on the Securities will be based on the performance of the Basket, the payment of any amount due on the Securities is subject to TD’s credit risk. The Securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Securities on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the Securities, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-7

There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. The Agents and their respective affiliates may make a market for the Securities; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the prices of the Basket Components, and as a result, you may suffer substantial losses.

If the Level of the Basket Changes, the Market Value of Your Securities May Not Change in the Same Manner.

Your Securities may trade quite differently from the performance of the Basket. Changes in the level of the Basket may not result in a comparable change in the market value of your Securities. Even if the level of the Basket increases above its respective Initial Level during the life of the Securities, the market value of your Securities may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Prices of the Basket Components at Any Time Other than the Valuation Date.

The Final Level will be based on the closing prices of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Securities may be significantly less than it would have been had the Payment at Maturity been linked to the closing prices of the Basket Components prior to such drop in the prices of the Basket Components. Although the actual prices of the Basket Components on the Maturity Date or at other times during the life of your Securities may be higher than their prices on the Valuation Date, you will not benefit from the prices of the Basket Components at any time other than the closing prices on the Valuation Date.

You Will Not Have Any Rights to the Basket Components or the Securities Held by the Basket Components.

You will not have any rights to the Basket Components or the securities, commodities, futures contracts, or other assets held by the Basket Components (the “Basket Component Constituents”). As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components or the Basket Component Constituents would have. Neither the Final Level nor the Final Component Price will reflect any dividends paid on the Basket Components or the Basket Component Constituents.

The Performance and Market Value of a Basket Component During Periods of Market Volatility May Not Correlate With the Performance of Its Applicable Underlying Index as Well as the Net Asset Value per Share of Such Basket Component.

Each Basket Component seeks to track the performance of a particular index (each, an “Underlying Index” and together, the “Underlying Indices”). During periods of market volatility, markets for the Basket Component Constituents may be unavailable or impaired, therefore market participants may be unable to calculate accurately the net asset value per share of a Basket Component and the liquidity of a Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of shares of a Basket Component may vary substantially from the net asset value per share of such Basket Component. For all of the foregoing reasons, the performance of a Basket Component may not correlate with the performance of its applicable Underlying Index or the net asset value per share of a Basket Component, which could materially and adversely affect the level of the Basket and the value of the Securities in the secondary market and/or reduce your payment at maturity.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Securities, we mean the value that you could receive for your Securities if you choose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Securities, including:

•	the market prices of the Basket Components and the Basket Component Constituents
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket and the prices of the Basket Components;
•	the dividend rates, if applicable, of the Basket Components and the Basket Component Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Basket Components, the Basket Component Constituents and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rates in the market;
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•	the time remaining until your Securities mature;
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Securities before maturity, including the price you may receive for your Securities in any market-making transaction.

As of the Date of this Pricing Supplement, There is No History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for the Securities is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the Closing Levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Securities.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Securities, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Securities. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Securities, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

An Investment in the Securities Is Subject to Risks Associated with Small- and Mid-Capitalization Stocks.

The Underlying Indices of the IWM and the MDY consist of stocks issued by companies with relatively small and medium market capitalizations, respectively. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM and MDY may be more volatile than that of a market measure that does not track solely small- or mid-capitalization stocks. Stock prices of small- and mid-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small- and mid-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small- and mid-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a smaller number of key personnel, making them more vulnerable to loss of those individuals. Small- and mid-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

Changes That Affect the Underlying Indices Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

We have no control over the actions of the relevant sponsor of each Underlying Index tracked by a Basket Component (each, an “Index Sponsor” and together the “Index Sponsors”), including any actions of the type that would affect the composition of the Underlying Indices, and therefore, the composition and price of the relevant Basket Component. The Index Sponsors have no obligation of any sort with respect to the Securities. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

Adjustments to the Basket Components Could Adversely Affect the Securities.

The investment advisor of each Basket Component is responsible for calculating and maintaining the relevant Basket Component. Each investment advisor can add, delete or substitute the stocks or other assets comprising the applicable Basket Component. Each investment advisor may make other methodological changes that could change the price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Securities.

We Have No Affiliation with the Index Sponsors or the Investment Advisors and Will Not Be Responsible for Any Actions Taken by the Index Sponsors or the Investment Advisors.

The Index Sponsors of the Underlying Indices and the investment advisors of the Basket Components are not affiliates of ours and will not be involved in the offering of the Securities in any way. Consequently, we have no control over the actions of the Index Sponsors or the investment advisors, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. The Index Sponsors and the investment advisors have no obligation of any sort with respect to the Securities. Thus, Index

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Sponsors and the investment advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from the issuance of the Securities will be delivered to the Index Sponsors or the investment advisors.

We and Our Affiliates Do Not Have Any Affiliation with the Index Sponsors or the Investment Advisors and Are Not Responsible for Their Public Disclosure of Information.

We have no ability to control or predict the actions of the Index Sponsors of the Underlying Indices or the investment advisors of the Basket Components, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlying Indices or the Basket Components. Neither we nor any of our affiliates has conducted any independent review or due diligence of the information about the Index Sponsors, the investment advisors, the Underlying Indices or the Basket Components contained in any public disclosure of information. You, as an investor in the Securities, should make your own investigation into the Underlying Indices and the Basket Components.

Each Basket Component and its Underlying Index Are Different and the Performance of a Basket Component May Not Correlate With That of Its Applicable Underlying Index.

The performance of the Basket Components may not exactly replicate the performance of their respective Underlying Indices because the Basket Components will reflect transaction costs and fees that are not included in the calculation of the Underlying Indices. It is also possible that a Basket Component may not fully replicate or may in certain circumstances diverge significantly from the performance of its applicable Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Basket Component, differences in trading hours between such Basket Component and its Underlying Index or due to other circumstances. In addition, because the shares of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of a Basket Component may differ from the net asset value per share of such Basket Component. The Basket Components generally use a “representative sampling” strategy to achieve their investment objectives, meaning they generally will invest in a sample of securities in the applicable Underlying Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of such Underlying Index as a whole. A “representative sampling” strategy generally can be expected to produce a greater tracking error.

The Price of each Basket Component May Not Completely Track its Net Asset Value.

The price of each Basket Component will usually track the value of its Basket Component Constituents, but may not track the Basket Component Constituent values completely. The price of the Basket Component will reflect costs and fees that the Basket Component Constituents do not have. In addition, because the shares of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of a Basket Component may differ from the net asset value per share of such Basket Component.

Estimated Value

The Estimated Value of Your Securities Is Expected to Be Lower Than the Public Offering Price of Your Securities.

The estimated value of your Securities on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Securities. The difference between the public offering price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to the Agents or their affiliates, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring and hedging the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities. The estimated value also factors in an estimate of the difference between the amounts we pay and receive in a hedging transaction with an affiliate of WFS in connection with your Securities.

The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.

The estimated value of your Securities on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may differ from the levels at which our benchmark debt securities trade in the secondary market, and at times the internal funding rates we use in calculating the estimated value of your Securities may be lower. As a result of this difference, the estimated value may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market, since it is not based on those levels.

The Estimated Value of the Securities Is Based on Our Internal Pricing Models and Pricing Models of Third Parties With Whom We Enter Into Hedging Transactions; These May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Securities on the Pricing Date is based on our internal pricing models and upon pricing models of an affiliate of WFS with whom we enter into a hedging transaction. These pricing models take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, these pricing models may be different from other financial institutions’ pricing models and the methodologies used to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to these pricing models.

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The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

The estimated value of the Securities will not be a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the public offering price of your Securities. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market (if the Agents make a market in the Securities, which they are not obligated to do) may exceed our estimated value of the Securities on the Pricing Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities, as discussed further under “Additional Information Regarding Our Estimated Value of the Securities”. The price at which the Agents may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

The Valuation Date and Therefore the Maturity Date May be Postponed In the Case of a Market Disruption Event.

The Valuation Date and therefore the Maturity Date may be postponed in the case of a Market Disruption Event as described herein and in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Summary” above.

The Antidilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Basket Components.

The Calculation Agent may adjust the Final Component Price for any Basket Component in the case of stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Basket Component, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that affects the Basket Component. Those events or other actions by the investment advisors of a Basket Component or a third party may nevertheless adversely affect the prices of any of the Basket Components, and adversely affect the value of your Securities.

Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Significant aspects of the U.S. tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”

If you are not a Non-resident Holder (as that term is defined in the prospectus) or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Basket on any trading day prior to the Maturity Date throughout the term of the Securities. All examples, the table and the graph are based on the Initial Level of 100, assume a Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), a Leverage Factor of 150%, a Maximum Redemption Amount of 142.50% of the Principal Amount (the midpoint of the Maximum Redemption Amount range of 140% to 145%), that a holder purchased Securities with an aggregate Principal Amount and public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is less than the Maximum Redemption Amount.
	SPY	IWM	MDY
Basket Component Return	30%	0%	-10%
Component Weight	60%	20%	20%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (30% x 60%) + (0% x 20%) + (-10% x 20%)] = 116
Percentage Change:	(116 – 100) / 100 = 16%
Payment at Maturity:	$1,000 + ($1,000 x 16% x 150%) = $1,000 + $240 = $1,240.00

On a $1,000 investment, a 16% Percentage Change results in a Payment at Maturity of $1,240.00, a 24.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is positive despite the zero or negative Basket Component Return of each other Basket Component.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity equals the Maximum Redemption Amount.
	SPY	IWM	MDY
Basket Component Return	40%	37%	43%
Component Weight	60%	20%	20%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (40% x 60%) + (37% x 20%) + (43% x 20%)] = 140
Percentage Change:	(140 – 100) / 100 = 40%
Payment at Maturity:	$1,425.00

On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount, a 42.50% return on the Securities, because that amount is the lesser of the Maximum Redemption amount and $1,600.00 ($1,000 + ($1,000 x 40% x 150%)).

In addition to limiting your return on the Securities, the Maximum Redemption Amount limits the positive effect of the Leverage Factor. If the Final Level is greater than the Initial Level, you will participate in the performance of the Basket at a rate of 150% up to a certain point. However, the effect of the Leverage Factor will be progressively reduced for Final Levels that are greater than approximately 28.33% of the Initial Level (assuming a Maximum Redemption Amount of 142.50% or $1,425.00 per Security, the midpoint of the specified range for the Maximum Redemption Amount) since your return on the Securities for any Final Level greater than approximately 28.33% of the Initial Level will be limited to the Maximum Redemption Amount.

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Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but greater than or equal to -10%).
	SPY	IWM	MDY
Basket Component Return	-15%	0%	-5%
Component Weight	60%	20%	20%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (-15% x 60%) + (0% x 20%) + (-5% x 20%)] = 90
Percentage Change:	(90 – 100) / 100 = -10%
Payment at Maturity:	At maturity, if the Percentage Change is negative BUT greater than or equal to -10%, then the Payment at Maturity will equal the Principal Amount.
On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Securities.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is less than -10%.
	SPY	IWM	MDY
Basket Component Return	-80%	8%	7%
Component Weight	60%	20%	20%
Based on the Basket Component Returns set forth above, the hypothetical Final Level would equal: 100 × [1 + (-80% x 60%) + (8% x 20%) + (7% x 20%)] = 55
Percentage Change:	(55 – 100) / 100 = -45%
Payment at Maturity:	$1,000 + [$1,000 x (-45% + 10%)] = $1,000 - $350 = $650.00

On a $1,000 investment, a -45% Percentage Change results in a Payment at Maturity of $650.00, a
-35.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is negative despite the positive Basket Component Return of each other Basket Component.

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The following table and graph show the return profile for the Securities at the Maturity Date, assuming that the investor purchased the Securities on the Pricing Date and held the Securities until the Maturity Date. The returns illustrated in the following table are not estimates or forecasts of the Percentage Change or the return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
200.00	100.00%	$1,425.00	42.50%
175.00	75.00%	$1,425.00	42.50%
150.00	50.00%	$1,425.00	42.50%
140.00	40.00%	$1,425.00	42.50%
130.00	30.00%	$1,425.00	42.50%
128.33	28.33%	$1,425.00	42.50%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00[2]	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$950.00	-5.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

[1] The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per Security and the Principal Amount.

[2] The Initial Level will be set to 100 on the Pricing Date.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the actual Pricing Date. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

Maximum Return:
42.50%
Buffer
Percentage:
10%
Note Return
Percentage Change
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%

* The graph above represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical Percentage Change of the Basket and the solid line represents the hypothetical return on the Securities for a given Percentage Change in the Basket.

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Determining the Payment at Maturity

On the Maturity Date, you will receive a cash payment per Security (the Payment at Maturity) calculated as follows:

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Information Regarding the Basket

While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical daily performance of the Basket from January 2, 2008 through August 1, 2016. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Basket level of 100.00 as of January 2, 2008.

The dotted line on the graph presents a hypothetical Buffer Level of 90.00, which is equal to 90% of the Initial Level of 100, which will be set on the Pricing Date. We obtained the information regarding the historical performance of the Basket Components used in calculating the graph below from Bloomberg® Professional Service (“Bloomberg”).

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Basket. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Hypothetical Percentage Change and Basket Component Returns

If the Pricing Date had been January 2, 2008 and the Valuation Date had been August 1, 2016 (the term spanned by the graph above), the Percentage Change of the Basket would have been 58.83%. This results from calculating hypothetical Basket Component Returns as follows:*

	SPY	IWM	MDY
Hypothetical Initial Component Price	$144.86	$75.12	$154.18
Hypothetical Final Component Price	$216.93	$121.20	$282.98
Hypothetical Basket Component Return†	49.75%	61.34%	83.54%
Component Weight	60%	20%	20%

† Calculated as (Hypothetical Final Component Price - Hypothetical Initial Component Price) / Hypothetical Initial Component Price

Hypothetical Final Level = 100 × [1 + (49.75% x 60%) + (61.34% x 20%) + (83.54% x 20%)] = 158.83

Hypothetical Percentage Change = (158.83 – 100) / 100 = 58.83%

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the actual Pricing Date. Additionally, the hypothetical examples and graph above reflect the performance of the hypothetical Basket, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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Information Regarding the Basket Components

All information contained in this pricing supplement regarding the Basket Components including, without limitation, their make-up, method of calculation and changes in their components and their historical closing prices, is derived from publicly available information prepared by the investment advisors of the Basket Components. Such information reflects the policies of, and is subject to change by, such investment advisors. The investment advisors own the copyrights and all rights to the Basket Components. The investment advisors are under no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of the investment advisors discontinuing or modifying the Basket Components are described in the section of the product prospectus supplement entitled “General Terms of the Notes—Discontinuance of or Material Change to an ETF.”

The Basket Components are calculated and maintained by the investment advisors. None of TD or Wells Fargo Securities or any of our or their respective affiliates has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components or investment advisors in connection with the offering of the Securities. Furthermore, none of we, Wells Fargo Securities or any of our or their respective affiliates have any ability to control the corporate actions or any other events affecting a Basket Component or investment advisor and subsequent disclosure of any such events could affect the value of the Basket Component, the Basket and therefore the market value of the Securities and the Payment at Maturity.

We, Wells Fargo Securities or our or their respective affiliates may presently or from time to time engage in business with one or more of the issuers of the Basket Component Constituents without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities or our or their respective affiliates may acquire non-public information about one or more of such issuers and none of us, Wells Fargo Securities or our respective affiliates undertake to disclose any such information to you. In addition, we, Wells Fargo Securities or our or their respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Basket Components and of the issuers of the stocks held by the Basket Component Constituents to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Securities.

We are not incorporating by reference the websites of the investment advisors of the Basket Components or any material they include into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the Basket Components will include any successor funds to the Basket Components and references to the investment advisors will include any successors thereto.

The graphs and tables below set forth the information relating to the historical closing prices of the Basket Components. We obtained the information regarding the historical performance of the Basket Components in the graphs and tables below from Bloomberg.

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the Final Component Price of any Basket Component. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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The SPDR® S&P 500® ETF Trust (“SPY”)

For information concerning the SPY and the risk factors attributable to the SPY, please consult filings with the SEC under the Exchange Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”), which can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. The shares of the SPY trade on the NYSE Arca under the symbol “SPY.”

Investment Objective and Strategy

The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX. The SPY seeks to invest in substantially all of the securities that comprise the SPX. The SPY typically earns income from dividends from securities held by the SPY. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPY will be calculated based only on the share price of the SPY, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPY or any equivalent payments.

The S&P 500® Index

The information below is included only to give insight to the SPX, the performance of which the SPY attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the SPY, and not to the performance of the SPX.

All disclosures contained in this pricing supplement regarding the SPX, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the SPX, has no obligation to continue to publish, and may discontinue publication of, the SPX.

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual

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person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

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Historical Information for the SPY

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$143.08	$127.69	$128.04
September 30, 2008	$130.70	$111.38	$116.54
December 31, 2008	$116.00	$75.95	$90.33
March 31, 2009	$93.44	$68.11	$79.44
June 30, 2009	$95.09	$81.00	$91.92
September 30, 2009	$107.33	$87.95	$105.56
December 31, 2009	$112.67	$102.54	$111.44
March 31, 2010	$117.40	$105.87	$116.99
June 30, 2010	$121.79	$103.22	$103.22
September 30, 2010	$114.79	$102.20	$114.12
December 31, 2010	$125.92	$113.75	$125.78
March 31, 2011	$134.57	$126.21	$132.51
June 30, 2011	$136.54	$126.81	$131.97
September 30, 2011	$135.46	$112.26	$113.17
December 30, 2011	$128.68	$109.93	$125.50
March 30, 2012	$141.61	$127.49	$140.72
June 29, 2012	$141.79	$128.10	$136.27
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$147.24	$133.51	$143.93
December 31, 2012	$146.27	$135.70	$142.52
March 28, 2013	$156.73	$145.53	$156.55
June 28, 2013	$167.11	$154.14	$160.01
September 30, 2013	$173.14	$161.16	$168.10
December 31, 2013	$184.67	$165.48	$184.67
March 31, 2014	$188.26	$174.15	$187.04
June 30, 2014	$196.48	$181.48	$195.72
September 30, 2014	$201.82	$190.99	$197.02
December 31, 2014	$208.72	$186.27	$205.50
March 31, 2015	$211.99	$198.97	$206.43
June 30, 2015	$213.50	$205.42	$205.85
September 30, 2015	$212.59	$187.27	$191.63
December 31, 2015	$211.00	$192.13	$203.89
March 31, 2016	$206.10	$183.03	$205.56
June 30, 2016	$212.39	$199.53	$209.53
August 1, 2016*	$217.25	$208.39	$216.93

* This pricing supplement includes available information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 1, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-20

iShares® Russell 2000 ETF (“IWM”)

“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (the “RTY”), which measures the performance of the small- capitalization sector of the U.S. equity market. The IWM typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments.

For information concerning the IWM and the risk factors attributable to the IWM, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file number 333-92935. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The shares of the IWM trade on the NYSE Arca under the symbol “IWM”.

Investment Objective and Strategy

The IWM seeks to track the investment results of the RTY, which measures the performance of the small-capitalization sector of the U.S. equity market.

The return on your Securities is linked to the performance of the IWM, and not to the performance of the RTY on which the IWM is based. Although the IWM seeks results that correspond generally to the performance of the RTY, the IWM follows a strategy of “representative sampling,” which means the IWM’s holdings do not identically correspond to the holdings and weightings of the RTY, and may significantly diverge from the RTY. Although the IWM generally invests at least 90% of its assets in some of the same securities as those contained in the RTY and in depositary receipts representing the same securities as those contained in the RTY, it does not hold all of the securities underlying the RTY and may invest the remainder in securities that are not contained in the RTY, or in other types of investments. Currently, the IWM holds substantially fewer securities than the RTY. Additionally, when the IWM purchases securities not held by the RTY, the IWM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the Russell Index components are not exposed. Therefore, the IWM will not directly track the performance of the RTY and there may be significant variation between the performance of the IWM and the RTY.

Representative Sampling

BFA, the investment advisor, uses a representative sampling strategy to track the RTY. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the RTY. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the RTY. Funds may or may not hold all of the securities that are included in the RTY.

Correlation

The index is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and its RTY will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the IWM’s portfolio and the RTY resulting from legal restrictions (such as diversification requirements that apply to the IWM but not to the RTY) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The IWM, using representative sampling, can be expected to have a greater tracking error than a IWM using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its RTY in approximately the same proportions as in the RTY.

Russell 2000® Index

The information below is included only to give insight to the RTY, the performance of which the IWM attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the IWM, and not to the performance of the RTY.

We have derived all information contained in this pricing supplement regarding the RTY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg. The information reflects the policies of, and is subject to change by Russell. Russell has no obligation to continue to publish, and may discontinue publication of, the RTY.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 31, 1984 and calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the securities.

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Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Business development companies, exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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Historical Information for the IWM

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$76.17	$68.47	$69.03
September 30, 2008	$75.20	$65.50	$68.39
December 31, 2008	$67.02	$38.58	$49.27
March 31, 2009	$51.27	$34.36	$41.94
June 30, 2009	$53.19	$42.82	$50.96
September 30, 2009	$62.02	$47.87	$60.23
December 31, 2009	$63.36	$56.22	$62.26
March 31, 2010	$69.25	$58.68	$67.81
June 30, 2010	$74.14	$61.08	$61.08
September 30, 2010	$67.67	$59.04	$67.47
December 31, 2010	$79.22	$66.94	$78.23
March 31, 2011	$84.17	$77.18	$84.17
June 30, 2011	$86.37	$77.77	$82.80
September 30, 2011	$85.65	$64.25	$64.25
December 30, 2011	$76.45	$60.97	$73.69
March 30, 2012	$84.41	$74.56	$82.85
June 29, 2012	$83.79	$73.64	$79.65
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$86.40	$76.68	$83.46
December 31, 2012	$84.69	$76.88	$84.29
March 28, 2013	$94.80	$86.65	$94.26
June 28, 2013	$99.51	$89.58	$97.16
September 30, 2013	$107.10	$98.08	$106.62
December 31, 2013	$115.31	$103.67	$115.31
March 31, 2014	$119.83	$108.64	$116.34
June 30, 2014	$118.81	$108.88	$118.81
September 30, 2014	$120.02	$109.35	$109.35
December 31, 2014	$121.08	$104.30	$119.67
March 31, 2015	$126.03	$114.69	$124.35
June 30, 2015	$129.01	$120.85	$124.86
September 30, 2015	$126.31	$107.53	$109.20
December 31, 2015	$119.85	$109.01	$112.51
March 31, 2016	$110.62	$94.80	$110.62
June 30, 2016	$118.43	$108.69	$114.97
August 1, 2016*	$121.20	$113.69	$121.20

* This pricing supplement includes available information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 1, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC P-23

The SPDR® S&P MIDCAP 400® ETF (“MDY”)

For information concerning the MDY and the risk factors attributable to the MDY, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. The shares of the MDY trade on the NYSE Arca under the symbol “MDY.”

Investment Objective and Strategy

The MDY is an exchange traded fund that seeks to track the S&P MidCap 400® Index (the “MID”), an equity index that is intended to provide an indication of the pattern of common stock price movement in the mid-sized capitalization segment of the United States equity market. The MDY is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the MID. The MDY is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon and PDR Services LLC. The MDY was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, that comprise the MID.

THE S&P MIDCAP 400® INDEX

The information below is included only to give insight to the MID, the performance of which the MDY attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the MDY, and not to the performance of the MID.

All disclosures contained in this pricing supplement regarding the MID, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the MID, has no obligation to continue to publish, and may discontinue publication of, the MID.

The MID is published by S&P Dow Jones Indices LLC, is comprised of 400 companies with mid-sized market capitalizations ranging from $1.4 billion to $5.9 billion and covers over 7% of the United States equities market. The MID is intended to provide an accurate measure of mid-sized companies, reflecting the risk and return characteristics of the broader mid-cap universe on an on-going basis.

The calculation of the value of the MID (discussed below in further detail) is based on the relative value of the aggregate market value (as defined below) of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991. Historically, the market value of any component stock of the MID was calculated as the product of the market price per share and the number of the then-outstanding shares of such component stock. As discussed below, S&P Dow Jones Indices LLC began to use a new methodology to calculate the market value of the component stocks during March 2005 and S&P Dow Jones Indices LLC completed its transition to the new calculation methodology during September 2005.

S&P Dow Jones Indices LLC chooses companies for inclusion in the MID with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include that the company must be U.S. company, the financial viability of the particular company, the market capitalization of that company, the public float of that company (which must represent at least 50% of the outstanding shares of that stock), the contribution of that company to the index’s sector balance, and adequate liquidity (the ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date). Continued index membership is not necessarily subject to these guidelines. S&P Dow Jones Indices LLC aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The MID does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Computation of the S&P MidCap 400® Index

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P Dow Jones Indices LLC announced that it would transition the MID to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. The index sponsor’s criteria for selecting stock for the MID was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the MID (i.e., its market value). Currently, S&P Dow Jones Indices, LLC calculates the MID based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the MID is proportional to its float-adjusted market value. Under float adjustment, the share counts used in calculating the MID reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P Dow Jones Indices, LLC identifies shareholders that it determines to be concerned with control of a company and therefore whose holdings are subject to float adjustment. Such control shareholders generally include:

1. Officers and directors

2. Private equity, venture capital and special equity firms

3. Shares held for control by another publicly traded company

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4. Strategic partners

5. Holders of restricted shares

6. Employee stock ownership plans

7. Foundations associated with the company

8. Holders of unlisted share classes of stock

9. Government entities at all levels except government retirement/pension funds

10. Any individual person who controls a 5% or greater stake in a company as reported in regulatory filings

Where holdings by a single block of control shareholders exceed 5% of the outstanding shares of a company, all holdings of that block are excluded from the float-adjusted count of shares to be used in the index calculation. Officers and directors are considered a single control block for purposes of this 5% test. However, officers and directors are excluded from the float-adjusted count even if they (as a group) do not meet the 5% minimum threshold, provided that there is another control block greater than 5%, thus enabling total float to surpass the 5% minimum threshold. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are also not part of the float.

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies are part of the float. Also included in the float are shares held in a trust to allow investors in countries outside the country of domicile, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class that can be converted by shareholders to a listed class without undue delay and cost.

As of the date of this market measure supplement, for each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more control blocks where the holdings of the control block exceed the minimum threshold as described above, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P Dow Jones Indices, LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

S&P Dow Jones Indices, LLC has announced that, effective with the September 2015 rebalance, each class of stock for a company with multiple share classes will be separately evaluated for inclusion, and separately weighted, in the MID. Index membership eligibility for a company with multiple share classes will continue to be based on the total market capitalization of the company. However, the decision to include each publicly listed share class will be evaluated class by class. Listed share classes not already in the MID would need to pass the then current liquidity and float criteria used to evaluate companies for inclusion in the MID, but not market capitalization criteria (which is only considered at the company level). Once a listed share class is added to the MID, it will be retained in the MID even though it may appear to violate certain criteria for inclusion in the MID. Listed share class deletions will be at the discretion of the governing index committee. The weight of each share class in the MID will only reflect its own float, not the combined float of all company share classes. It is possible that one listed share class may be included in the MID while a second listed share class of the same company is excluded. Unlisted share classes will not be combined with any other listed share classes, but these unlisted share classes will be included in the company total market capitalization.

The MID is calculated using a base-weighted aggregate methodology: the level of the MID reflects the total market value of all the component stocks relative to the MID base date of June 28, 1991. The daily calculation of the MID is computed by dividing the market value of the MID component stocks by the index divisor.

Index Maintenance

The MID maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the MID constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

To prevent the level of the MID from changing due to corporate actions, all corporate actions which affect the total market value of the MID require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the MID remains constant. This helps maintain the level of the MID as an accurate barometer of stock market performance and ensures that the movement of the MID does not reflect the corporate actions of individual companies in the MID. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the MID. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the MID and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

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Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the component stock and consequently of altering the aggregate market value of the MID component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the MID (the “Pre-Event Index Value”) not be affected by the altered market value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the MID maintenance process involves tracking the changes in the number of shares outstanding of each of the MID companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the MID are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares due to its acquisition of another public company are made as soon as reasonably possible. Changes in a company’s shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are also made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

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Historical Information for the MDY

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	$163.31	$145.13	$148.76
September 30, 2008	$149.99	$127.11	$131.83
December 31, 2008	$131.03	$76.20	$97.18
March 31, 2009	$101.54	$73.63	$88.65
June 30, 2009	$109.15	$89.82	$105.31
September 30, 2009	$128.56	$99.39	$125.28
December 31, 2009	$134.20	$119.54	$131.76
March 31, 2010	$145.22	$125.76	$143.16
June 30, 2010	$154.03	$129.16	$129.16
September 30, 2010	$145.59	$126.93	$145.59
December 31, 2010	$165.71	$144.46	$164.68
March 31, 2011	$179.55	$165.05	$179.55
June 30, 2011	$184.61	$169.01	$177.40
September 30, 2011	$183.58	$140.96	$142.13
December 30, 2011	$166.06	$135.39	$159.54
March 30, 2012	$182.84	$160.84	$180.67
June 29, 2012	$182.28	$162.51	$171.30
Quarter Ending	Quarter High	Quarter Low	Quarter Close
September 28, 2012	$187.35	$166.37	$179.92
December 31, 2012	$188.05	$172.52	$185.71
March 28, 2013	$209.72	$190.72	$209.72
June 28, 2013	$221.19	$201.00	$210.38
September 30, 2013	$229.36	$212.91	$226.33
December 31, 2013	$244.20	$222.40	$244.20
March 31, 2014	$253.00	$230.30	$250.57
June 30, 2014	$260.56	$239.77	$260.56
September 30, 2014	$262.60	$248.33	$249.32
December 31, 2014	$267.81	$234.27	$263.97
March 31, 2015	$279.67	$256.41	$277.24
June 30, 2015	$281.66	$272.63	$273.20
September 30, 2015	$276.81	$245.62	$248.89
December 31, 2015	$268.49	$248.35	$254.09
March 31, 2016	$262.72	$225.58	$262.72
June 30, 2016	$277.99	$257.47	$272.38
August 1, 2016*	$283.78	$269.65	$282.98

* This pricing supplement includes available information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 1, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following is a general description of the U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of the U.S. and Canada of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This discussion replaces the federal income tax discussions in the product prospectus supplement and the accompanying prospectus.

This discussion applies to you only if you are the original investor in the Securities and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust or a common trust fund,
•	a life insurance company,
•	a tax-exempt organization or an investor holding the Securities in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”),as defined in Section 408 or 408A of the Code, respectively,
•	a person that owns Securities as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Securities or a “wash sale” with respect to the Securities, the Basket or the Basket Components, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax (including non-U.S. tax) laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

U.S. Tax Treatment. Pursuant to the terms of the Securities, TD and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the Basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

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Section 1260. Because the Securities are linked to a Basket of ETFs, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code in which case the tax consequences of sale, exchange, redemption or maturity of the Securities could be affected materially and adversely. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, REITs and “passive foreign investment companies” (“PFICs”)). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, redemption or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or maturity of the Securities).

If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entities” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because you do not share in distributions made on the Basket Components, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had you held the Basket Components directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the “net underlying long-term capital gain” could equal the amount of long-term capital gain that you would have recognized if on the Issue Date of the Securities you had invested, pro rata, the Principal Amount of the Securities in shares of the Basket Components and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the Principal Amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Basket Components. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further herein. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Possible Change in Law. The IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including

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whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

Also, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2016, is $12,400). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain from the sale, exchange, redemption or maturity of the Securities generally will not be subject to U.S. tax

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unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange, redemption or maturity and certain other conditions are satisfied.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the Securities cause payments with respect to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, the Agents will purchase the Securities from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including WFA, or will offer the Securities directly to investors. The Agents may resell the Securities to other registered broker-dealers at the public offering price less a concession not in excess of $22.50 (2.25%) per Security. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per Security of the agent’s discount to WFA as a distribution expense fee for each Security sold by WFA. The Agents or other registered broker-dealers will offer the Securities at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $960.00 (96.00%) per Security. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Securities. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Additional Information Regarding Our Estimated Value of the Securities

The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

Our internal pricing models and pricing models of an affiliate of WFS with whom we enter into hedging transactions, take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and, with respect to our pricing models, our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may differ from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. As a result of this difference, the estimated value may be higher than it would have been if it were calculated by reference to the levels at which our benchmark debt securities trade in the secondary market, since it is not based on those levels.

Our estimated value of the Securities on the Pricing Date is expected to be less than the public offering price of the Securities. The difference between the public offering price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring and hedging the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Pricing Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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